Exhibit 23(j)(1)

LAW OFFICES Ballard Spahr Andrews & Ingersoll, LLP 1735 MARKET STREET, 51ST FLOOR PHILADELPHIA, PENNSYLVANIA 19103-7599 215-665-8500 FAX: 215-864-8999 www.ballardspahr.com	BALTIMORE, MD BETHESDA, MD DENVER, CO LAS VEGAS, NV PHOENIX, AZ SALT LAKE CITY, UT VOORHEES, NJ WASHINGTON, DC WILMINGTON, DE

January 18, 2008

Seligman Pennsylvania Municipal Fund Series

100 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

With respect to Post-Effective Amendment No. 28 to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, for Seligman Pennsylvania Municipal Fund Series (the “Fund”), we have reviewed the material with respect to Pennsylvania Taxes in the Registration Statement. Subject to such review, our opinion as delivered to you and as filed with the Securities and Exchange Commission remains unchanged.

We consent to the filing of this consent as an exhibit to the Registration Statement of the Fund and to the reference to us under the heading “Pennsylvania Taxes.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Ballard Spahr Andrews & Ingersoll, LLP
Ballard Spahr Andrews & Ingersoll, LLP